Exhibit 10.4
Cigna Corporation

Cigna Stock Unit Plan: Restricted Stock Unit Grant Agreement

Cigna Corporation (“Cigna”) has granted you the number of restricted stock units of Cigna set forth below in this Restricted Stock Unit Grant Agreement (“Restricted Stock Unit Grant” or “Grant”) under the Cigna Stock Unit Plan (“Plan”). The date of your Restricted Stock Unit Grant (“Grant Date”) and the dates on which your Grant is scheduled to vest (“Vesting Dates”) are also indicated below. The award is subject to the provisions of the Plan and the Terms and Conditions below.
The award of Units pursuant to this Restricted Stock Unit Grant is expressly conditioned on your acceptance of the terms and conditions of this Grant and of the attached Confidentiality, Non-Competition and Non-Solicitation Agreement (the “Covenant Agreement”). You should carefully read all the terms and conditions of this Restricted Stock Unit Grant and the attached Covenant Agreement and be sure you understand what they say and what your responsibilities and obligations are before you click on the ACCEPT button to acknowledge and agree to this Grant.
If you are not willing to agree to all of the Grant and Covenant Agreement terms and conditions, do not accept the Grant and do not click the ACCEPT button for the Restricted Stock Unit Grant Acknowledgment and Agreement. If you do not accept the Grant, you will not receive the benefits of the Grant.
If you do click on the ACCEPT button, you are accepting and agreeing to all of the terms and conditions of this Restricted Stock Unit Grant and the Covenant Agreement, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions.

Participant:
Grant Type:
Plan Name: Cigna Stock Unit Plan

Grant Date:
Total Granted:
Grant Price: (USD)

Vesting Schedule

Units Granted	Vesting Date

In addition to this Restricted Stock Unit Grant and the attached Covenant Agreement, you should also read the Plan Document and Key Contacts and Reference Materials document (attached to the Plan) and indicate that you have done so and agree to the terms of all documents attached to this Grant by checking the appropriate box in the online grant acceptance process. The Key Contacts and Reference Materials document contains information on how to get important stock award information (such as the Plan Prospectus, Tax Considerations and Cigna's Securities Transactions and Insider Trading Policy) and whom to contact if you have questions.

Please be aware that the Cigna Securities Transactions and Insider Trading Policy places restrictions on your transactions in Cigna securities and requires certain Cigna employees to obtain advance permission from the Corporate Secretary before executing transactions in Cigna securities.

If you have questions about your award, please contact Cigna Shareholder Services by email at shareholderservices@cigna.com or by phone at 215.761.3516.Important Notice: Restricted Stock Unit Grant and Covenant Agreement Acknowledgment and Agreement

By clicking on the ACCEPT button, I:
Acknowledge and represent to Cigna that I have:
1. received the Restricted Stock Unit Grant and the Covenant Agreement;
2. read and understand their terms and conditions, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions; and
3. received answers to any questions I had about the Grant and the Covenant Agreement and their terms and conditions, including the restrictive covenants.
Scroll down for the TERMS AND CONDITIONS of the Restricted Stock Unit Grant.
TERMS AND CONDITIONS OF YOUR [Year]

        RESTRICTED STOCK UNIT GRANT -- GLOBAL

These Terms and Conditions are an important part of your grant of Restricted Stock Units from Cigna Corporation (Cigna). The terms of your Restricted Stock Unit grant are in: (a) the electronic Restricted Stock Unit Grant Agreement above, (b) these Terms and Conditions (including the Addendum), (c) the Covenant Agreement and (d) the Cigna Stock Unit Plan (Plan).
Certain words in this document with first letters capitalized are defined in the Restricted Stock Unit Grant Agreement above, these Terms and Conditions or Article 2 of the Plan. For purposes of these Terms and Conditions, “Employer” means Cigna or a Subsidiary that employs you on the applicable date. This grant is void if you are not an employee of Cigna or a Subsidiary (a Cigna company) on the Grant Date.

1. Restricted Stock Units; Restrictions
Each Restricted Stock Unit (Unit) is a conditional right to receive:
(a)  One share of Cigna Common Stock (Share); and
(b)  One associated Dividend Equivalent Right (described in Section 4.2 of the Plan and paragraph 4 below).
Units are subject to certain Restrictions from the grant date until the applicable Payment Date described in paragraph 3. The Restrictions are:
(c)  You cannot sell or transfer the Units to anyone; and
(d)  Unless an early vesting exception applies (described in paragraph 3), you will forfeit (lose your right to) your unvested Units and all related rights (including the right to Dividend Equivalent payments) immediately upon your Termination of Employment.
Sections 4.3 and 4.6 of the Plan describe these Restrictions in more detail. In addition to these Restrictions, you must also comply with all the terms and conditions of this grant and the Covenant Agreement

2. Vesting
(a) Except as described in paragraph 2(b) and subject to paragraph 2(c), the Restrictions on the Units will end (your Units will vest) on the applicable Payment Date described in paragraph 3, but only if you remain continuously employed by a Cigna company until the applicable Payment Date and comply with all the terms and conditions of this grant and the Covenant Agreement.
(b) Notwithstanding paragraph 2(a) and subject to paragraph 2(c), if your Termination of Employment is before an applicable Payment Date:
        (1) Your Units will vest upon your Termination of Employment if it is Upon a Change of Control or due to your death or Disability; and
        (2) Your Units may vest upon your Termination of Employment if it is due to your Early Retirement or Retirement and if the Committee or its designee (including Cigna’s senior human resources officer) approves the early vesting before your Termination of Employment. If you want to be considered for early vesting when you retire, you must ask your manager or human resources representative far enough in advance of your retirement so there is time to process your request.
Whether there is a Termination Upon a Change of Control for purposes of this Restricted Stock Unit grant is determined by reference to a Change of Control (as defined in the Plan) of the entity issuing this grant (Cigna Corporation) and not by reference to a Change of Control of any predecessor entity of Cigna Corporation.

(c) You must comply in all respects with the terms and conditions of this grant and the Covenant Agreement, including those contained in the Addendum.

(d) If you are resident or employed in a country that is a member of the European Union, the grant of the Units, these Terms and Conditions and the Covenant Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions and the Covenant Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, Cigna, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

3. Payment
(a) You have [ ] separate Payment Dates under this grant because the Units will vest in [ ] stages: [ ] on the [ ] anniversary of the Grant Date; [ ] on the [ ] anniversary of the Grant Date; and [ ] on the [ ] anniversary of the Grant Date.
(b) Any Units that vest on account of your death will be paid during the 90 day period immediately following your death to your surviving spouse or, if you have no surviving spouse when you die, to your estate unless otherwise provided under applicable law.
(c) For each Unit that vests, Cigna will make payment by issuing one Share as of the applicable Payment Date. Until the Shares are issued to you, you will not be a Cigna shareholder, not have the right to vote the Shares, and not receive actual dividends.

4. Dividend Equivalent Rights
(a) Subject to the forfeiture provisions of this paragraph, your right to receive payments for Dividend Equivalent Rights associated with a Unit will vest on the scheduled Payment Date for the Unit described in paragraph 3 (Scheduled Payment Date). If you forfeit a Unit, you will forfeit the right to any Dividend Equivalent Rights payments associated with the Unit. You will also forfeit the right to any Dividend Equivalent Rights payments associated with a Unit if:
        (1) you have a Termination of Employment before the Scheduled Payment Date for the Unit (even if the Unit vests under paragraph 2);
        (2) the Scheduled Payment Date for the Unit occurs before the Unit vests (because vesting is delayed); or
        (3) you are on a leave of absence when the Unit vests.
(b) Cigna or a Subsidiary will make a lump sum cash payment to you for vested Dividend Equivalent Rights within 70 days after the Scheduled Payment Date. The payment will equal (1) the number of Dividend Equivalent Rights that vested on the Scheduled Payment Date multiplied by (2) the amount of any dividends declared by Cigna's Board and paid on one Share as to any dividend record dates that occur between the date of grant and the Scheduled Payment Date. No interest will be paid on any Dividend Equivalent Rights payments. The payments, less applicable taxes withheld, may be included in your regular paycheck or direct deposit.

5. Tax Withholding
(a) Section 8.4 of the Plan shall apply to any Tax-Related Items (as defined below) pertaining to the Units, the Shares issued in settlement of the Units or any Dividend Equivalent Rights that Cigna and/or your Employer are required to withhold under applicable local law. Upon the vesting or payment of any Unit or part of a Unit, Cigna reserves the right to satisfy any liability for Tax-Related Items by withholding enough newly-issued Shares to cover all or part of the applicable liability for Tax-Related Items.

(b) Regardless of any action Cigna and/or your Employer take with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (Tax-Related Items), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility. Cigna and/or your Employer:

(1)Make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units (including the grant of the Units, the vesting of the Units, the payment of the Units the subsequent sale of any Shares acquired pursuant to the Units, and the receipt of any dividends or dividend equivalents);

(2)Do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate your liability for Tax-Related Items; and

(3)May be required to withhold or account for Tax-Related Items in more than one jurisdiction if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event.

If your country of residence (and/or your country of employment, if different) requires withholding of Tax-Related Items, Cigna shall satisfy any applicable withholding obligation as described in paragraph 5(a). In the event that withholding in Shares is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to Cigna or your Employer, your Employer may withhold Tax-Related Items required to be withheld in cash from your regular salary and/or wages, or other amounts payable to you. By accepting the Units, you expressly consent to the withholding of applicable Tax-Related Items as provided for hereunder. You agree to pay Cigna or your Employer any amount of Tax-Related Items that Cigna or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means described above. All other Tax-Related Items related to the Units and any Shares acquired pursuant to the Units are your sole responsibility.

6. Book-Entry Shares; Sale of Shares
(a) Upon payment of the Shares as described in paragraph 2, Cigna (or a custodian appointed by Cigna) will hold your Shares in book-entry form in a Stock Account. That is, a record of your Share ownership will be kept electronically.
(b) You may generally sell or transfer the Shares at any time, but your right to sell the Shares may be limited by Cigna. This right is subject to the terms of Cigna's Securities Transactions and Insider Trading Policy, and Cigna reserves the right, for any reason at any time, to suspend or delay action on any request you make to sell the Shares.

7. Conditions of Grant
(a) By accepting the grant, you are agreeing:
        (1)  to the Inventions provision in paragraph 7(b);
        (2) to the restrictions contained in the attached Covenant Agreement and in paragraph 7(c)(2) below (such restrictions collectively, the “Promises”);

        (3) to notify Cigna if you accept an offer to perform services for any individual or entity while you are subject to the non-competition Promise under the Covenant Agreement. Such notice shall be provided by email to Cigna Shareholder Services (shareholderservices@Cigna.com) within 10 days of your acceptance of the offer and shall identify the individual or entity and your anticipated start date;
        (4) to disclose the terms of the Promises (including, without limitation the Promises related to non-solicitation and non-competition) and the consequences of a Violation (as defined below) to any individual or entity for whom you perform services during the 12 month period immediately following your Termination of Employment; and
        (5) not to engage in any activity that would constitute a Violation (as defined below).
        You understand and agree that the conditions of the grant set forth in this paragraph 7(a) are a material part of the inducement for Cigna's granting you the Units and essential pre-conditions to your eligibility to exercise any rights associated with the grant and retain any benefit from the vesting of the Units and issuance of the Shares.
The award of Units pursuant to this Restricted Stock Unit Grant is expressly conditioned on your acceptance of the terms and conditions of this Grant and of the attached Covenant Agreement. If you decide to accept this Restricted Stock Unit Grant, you are accepting and agreeing to all of the terms and conditions of this Grant and of the attached Covenant Agreement, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions.
        You should review the terms of this Grant and the Covenant Agreement carefully to ensure that you understand what they say and what your responsibilities and obligations are before you click on the accept button to acknowledge and agree to this Grant.
(b)  Inventions
        (1) You hereby assign and promise to assign to Cigna companies or their designee, all your right, title, and interest in and to any and all current and future Inventions. You acknowledge that all original works of authorship which you make (whether alone or jointly with others) within the scope of your Cigna company employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act.
        (2) You agree to (i) maintain and make available adequate current records, including electronic records, notes, sketches and drawings, of all Inventions you make, and (ii) disclose such Inventions in writing upon request. These records will remain the property of Cigna companies.
        (3) If in the course of your Cigna company employment, you incorporate a Prior Invention into any Cigna company work product, you grant Cigna companies a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Prior Invention as part of or in connection with the work product. Within 45 days after the date of this grant, you agree to notify Cigna Shareholder Services (shareholderservices@Cigna.com) of any Prior Inventions that you are not assigning under this paragraph 7(b).
        (4) “Inventions” means any and all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets, or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you have or will solely or jointly conceive, develop, reduce to practice, or fix during your Cigna company employment.

        (5) “Prior Inventions” means all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you conceived, developed, reduced to practice or fixed before your Cigna company employment and which belong to you.
(c) Violation
        You will engage in a “Violation” if, directly or indirectly, you engage in any willful misconduct as described in paragraph 7(c)(1) below or you break any of the Promises.
(1) Willful Misconduct:
(A) You have a Termination of Employment initiated by a Cigna company because you engaged in conduct that constitutes a gross violation of Cigna's Code of Ethics and Principles of Conduct or other employment policies.
(B) You do anything else while an employee of any Cigna company that is not discovered by the company until after your Termination of Employment and that would, if you had still been employed at the time of the discovery, be reason for your Termination of Employment for willful misconduct, as described above.
(2) Promise to Assist with Patent and Copyright Registrations:
(A) You Promise that, during your Cigna company employment and after your Termination of Employment, you will assist Cigna companies, should they request and at Cigna's expense, to secure their rights (including any copyrights, patents, trademarks or other intellectual property rights) in or relating to the Inventions in any and all countries, including by:
(i)disclosing to Cigna companies all pertinent information and data; and
(ii)executing all applications, assignments or other instruments necessary to apply for and obtain these rights and assign them to Cigna companies.
(d) (1) If you were an Executive Officer (subject to the requirements of Section 16(a) of the Exchange Act) at any time during the 24-month period before the date of a Violation of the Covenant Agreement, the People Resources Committee will have the sole discretion to waive your obligation to make all or any part of the Payment (described in paragraph 8) and to impose conditions on any waiver.
(2) Otherwise, Cigna's Senior Human Resources Officer, or his or her designee, will have the sole discretion to waive your obligation to make all or any part of the Payment and to impose conditions on any waiver.
(3) Determinations of the People Resources Committee, Cigna's Senior Human Resources Officer, or his or her designee, will be final and binding on all parties.

8. Consequences of a Violation: Payment to Cigna
Important: This paragraph 8 is not Cigna's only remedy for a Violation. Cigna may seek any additional legal or equitable remedy, including as described in the Covenant Agreement.
(a) If you engage in any Violation at any time:
        (1) You will immediately forfeit all unvested Units; and
        (2) No payment will be made for any Units that have vested under paragraph 2(b) if a Violation occurs before the applicable Payment Date.

(b) You must immediately make the Payment described in paragraph 8(c) to Cigna in the manner described in paragraph 8(d) if:
(1) You engage in a Violation of the non-competition or non-solicitation restrictions of the Covenant Agreement; or
(2) You engage in a Violation described in paragraph 7(c)(1) (willful misconduct), or any other Violation (e.g. you disclose Cigna company Confidential Information in violation of the Covenant Agreement) at any time.
(c) “Payment” is the value you realize from any Units that are paid under paragraph 3 during the 12-month period ending on (and including) the date of your Termination of Employment. The Payment will equal:
(1) The number of Units that are paid during that 12-month period;
         multiplied by
(2) The Fair Market Value of the Shares issued on the Payment Date for those Units;
         plus
(3) The total amount of all Dividend Equivalent Right and actual dividends, if any, paid to you on those Units or Shares through the date of the Payment described in paragraph 8(d).
(d) Cigna will recover the Payment from you by any means permitted by applicable law, at the sole discretion of Cigna management, including but not limited to any or all of the following methods:
(1) If you have any Shares in a Stock Account or in any other account in book-entry form when a Violation occurs, Cigna will take back from you the whole number of Shares that has a total Fair Market Value as of the date of the Violation up to, but not more than, the Payment amount.
(2) Cigna will, to the extent permitted by applicable law, reduce:
(A) The amount of any payments that any Cigna company owes you for any reason (including without limit any payments owed to you under any nonqualified retirement, deferred compensation or other plan or arrangement) by
(B) The Payment amount.
        This reduction will not occur until the date a future payment to you is due.
(3) Cigna will send you a written notice and demand for all or part of any Payment amount. Within 30 days after you receive that notice and demand, you must make the Payment to Cigna.

9. Consequences of a Violation: Designation of Cigna as Agent and Attorney-in-Fact for Inventions
You agree that:
(a) If Cigna Companies are unable to obtain your signature on any instruments needed to secure their rights in or relating to the Inventions pursuant to paragraph 7(c)(2)(A); then
(b) You hereby appoint Cigna companies and their duly authorized officers as your agents and attorneys in fact to act for and on your behalf to execute and file any documents and take other actions as may be necessary for Cigna companies to secure those rights. You agree to execute documents and take other actions as may be necessary under local law to effectuate this appointment.

10. Agreeing to Assume Risks
Cigna, its stock plan administrator and its transfer agent will try to process your stock transaction requests in a timely manner; however, Cigna makes no promises or guarantees to you relating to the market price of the Shares or to the time it may take to act on your request to sell the Shares. By accepting this Restricted Stock Unit grant:
(a) You acknowledge that the action you request may not be completed until several days after you submit it.
(b) You agree to assume the risks, including the risk that the market price of the Shares may change, related to delays described in paragraph 10(a) between the time you ask for any Shares to be sold and the time your Shares are actually sold.
11. Applicable Law
You understand and agree that, except as otherwise provided in the Covenant Agreement, the terms and conditions of this Restricted Stock Unit Grant and all determinations made under the Restricted Stock Unit Grant Agreement, the Plan, and these Terms and Conditions will be interpreted under the laws of the State of Delaware, without regard to its conflict of laws rule.
For the avoidance of doubt, the terms and conditions of the Covenant Agreement and all determinations made under the Covenant Agreement will be interpreted under applicable law as set forth in the Covenant Agreement.
12. Arbitration
Except as otherwise provided in the Covenant Agreement, if you have an agreement with Cigna to arbitrate employment related disputes, you agree to resolve any disputes relating to this Restricted Stock Unit Grant through arbitration.
13. Discretionary Nature of Grant; No Vested Rights

You acknowledge and agree that:

(a)  The Plan is established voluntarily by Cigna and is discretionary in nature and may be amended, cancelled, or terminated by Cigna, in its sole discretion, at any time;

(b) The grant of the Units under the Plan is a voluntary one-time benefit and does not create any contractual or other right to receive a future grant of Units or future benefits in lieu of Units.

(c) Future grants, if any, will be at the sole discretion of Cigna, including, but not limited to, the form and timing of any grant, the number of Units granted and the vesting provisions.

(d)  Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

(e) The future value of the Units is unknown, indeterminable, and cannot be predicted with certainty.

(f)  No claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from your Termination of Employment or by your Violation of any of the terms and conditions of the Covenant Agreement (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or rendering services or the terms of your employment agreement, if any), and in consideration of the grant of the Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against your Employer, Cigna or any other Subsidiary or Affiliate, waive your ability, if any, to bring any such claim, and releases your Employer, Cigna and any other Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

(g) Neither your Employer, Cigna nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Units or of any amounts due to you pursuant to the Units.

(h) The grant of the Units shall not create any employment relationship with Cigna or any of its Subsidiaries or Affiliates. Further, the grant of the Units shall not confer upon you any right of continued employment with your Employer nor limit in any way the right of your Employer to terminate your employment at any time.

14. Termination Indemnities

Your participation in the Plan is voluntary. The value of the Units and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the Plan, including the grant of the Units, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or similar payments.

15. Compliance

As a condition of the grant of the Units, you agree to:

(a) Repatriate all payments attributable to the Units in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different);

(b) Take any and all actions, and consent to any and all actions taken by Cigna and/or its Subsidiaries, as may be required to allow Cigna and/or its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different); and

(c) Take any and all actions that may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

16. No Public Offering of Securities

The grant of the Units is not intended to be a public offering of securities in your country of residence (and country of employment, if different). Cigna has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law).

17. Insider Trading Laws

By participating in the Plan, you expressly agree to comply with Cigna's Securities Transactions and Insider Trading Policy and any other of its policies regarding insider trading or personal account dealing applicable to you. Further, you expressly acknowledge and agree that, depending on your country of residence or your broker’s, or where the Shares are listed, you may be subject to insider trading restrictions and/or market above laws which may affect your ability to accept, acquire, sell or otherwise dispose of the Shares, rights to the Shares (e.g., the Units) or rights linked to the value of the Shares, during such times you are considered to have, “inside information” or similar types of information regarding Cigna as defined by the laws or regulations in the applicable country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed such information. Furthermore, you may be prohibited from (a) disclosing such information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities (including other employees of Cigna or any of its Subsidiaries or Affiliates). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Cigna policies. You expressly acknowledge and agree that it is your responsibility to comply with any applicable restrictions, and you should consult your personal advisor for additional information on any trading restrictions that may apply to you.

18. Electronic Delivery and Acceptance

Cigna may, in its sole discretion, decide to deliver any documents related to the Units or other awards granted to you under the Plan and the Covenant Agreement by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Cigna or a third party designated by Cigna.

19. English Language

If you are resident outside of the United States, you acknowledge and agree that it is your express intent that the Restricted Stock Unit Grant Agreement, these Terms and Conditions, the Plan, the Covenant Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. If you have received these Terms and Conditions, the Plan, the Covenant Agreement or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

20. Addendum

Notwithstanding any provisions of these Terms and Conditions to the contrary, the Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to these Terms and Conditions (an “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent Cigna determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the award, the Plan and the Covenant Agreement (or Cigna may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.

21. Additional Requirements

Cigna reserves the right to impose other requirements on the Units, any Shares acquired pursuant to the Units, and your participation in the Plan, to the extent Cigna determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the award, the Plan and the Covenant Agreement. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

22. Data Privacy Consent

Cigna is located at 900 Cottage Grove Road, Bloomfield, Connecticut 06002, United States of America and grants Units under the Plan to employees of Cigna and its Subsidiaries and Affiliates in its sole discretion. In conjunction with Cigna's grant of the Units under the Plan and its ongoing administration of such awards, Cigna is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Units, you expressly and explicitly consent to the personal data activities as described herein.

(a) Data Collection, Processing and Usage. Cigna collects, processes and uses your personal data, including your name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in Cigna, and details of all Units or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which Cigna receives from you or the Employer. In granting the Units under the Plan, Cigna will collect your personal data for purposes of allocating Shares and implementing, administering and managing the Plan and the terms and conditions of the Covenant Agreement. Cigna's legal basis for the collection, processing and usage of your personal data is your consent.
(b) Stock Plan Administration Service Provider. Cigna transfers your personal data to Fidelity Stock Plan Services, LLC, an independent service provider based in the United States, which assists Cigna with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, Cigna may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open / maintain an account for you to receive and trade Shares acquired under the Plan.
(c) International Data Transfers. Cigna and the Stock Plan Administrator are based in the United States. You should note that your country of residence may have enacted data privacy laws that are different from the United States. Cigna's legal basis for the transfer of your personal data to the United States is your consent.
(d) Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you later withdraw your consent, you may be unable to participate in the Plan. This would not affect your existing employment or salary; instead, you merely may forfeit the opportunities associated with the Plan.
(e) Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data Cigna processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local human resources department.
23. Acceptance
If you disagree with any of these Terms and Conditions or the terms and conditions of the Covenant Agreement, YOU MUST NOT ACCEPT THE RESTRICTED STOCK UNIT GRANT.

If you sign the Restricted Stock Unit Grant or the Covenant Agreement, or acknowledge your acceptance electronically or otherwise, you will be:
(a)  Agreeing to all the terms and conditions of the Restricted Stock Unit grant and of the Covenant Agreement, including the Inventions provision in paragraph 7(b) and all of the Promises;
(b)  Warranting and representing to Cigna that you are, and will remain, in full compliance with all applicable terms and conditions;
(c)  Authorizing Cigna to recover the Payment described in paragraph 8 and to seek any other available remedy pursuant to the Covenant Agreement if you engage in a Violation; and

(d) Appointing Cigna as your agent and attorney-in-fact to secure rights with respect to Inventions if unable to obtain your signature as described in paragraph 9.

[Year] Global RSU Agreement including Terms and Conditions